UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2009

ACE LIMITED

(Exact name of registrant as specified in its charter)

Switzerland	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bärengasse 32

Zurich, Switzerland CH-8001

(Address of principal executive offices)

Registrant’s telephone number, including area code: +41 (0)43 456 76 00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 16, 2009, ACE Limited (“ACE”) entered into a five-year, unsecured letter of credit facility (the “LOC Agreement”) with Deutsche Bank AG, New York Branch, which permits the issuance of up to $500 million of letters of credit (“LOCs”) by ACE Limited. The LOCs will be used for general corporate purposes of ACE and its subsidiaries. LOCs may be issued to support the obligations of any wholly-owned subsidiary of ACE.

This new credit facility supplements ACE’s existing letter of credit and revolving credit facilities. ACE believes that this increase to its aggregate available credit capacity will facilitate collateral management through periods of financial market volatility and increased catastrophe severity that might occur in the near term.

The covenants in the LOC Agreement are substantially similar to the covenants in other ACE group credit facilities. The covenants include limitations on liens, substantial asset sales and mergers (subject to customary exceptions and thresholds). The LOC Agreement also contains financial covenants that require:

(i) maintenance of a minimum consolidated net worth of not less than $9.570 billion (subject to an annual reset provision) plus 25 percent of cumulative net income from December 31, 2006, plus 50 percent of the net proceeds of any issuance of equity interests subsequent to December 31, 2006; and

(ii) maintenance of a ratio of total debt (excluding trust preferred securities and mezzanine capital to the extent not exceeding 15 percent of total capitalization) to total capitalization of not greater than 0.35 to 1.

In addition, the LOC Agreement has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt and credit agreements.

ACE pays an annual facility fee on the entire amount available under the LOC Agreement (regardless of usage). If ACE elects to terminate any portion of the availability under the LOC Agreement prior to the scheduled maturity date, then ACE will be obligated to pay an unwind fee. In addition to the foregoing fees, ACE paid a customary structuring fee and will pay the customary administrative charges of the issuer of any letter of credit issued under the LOC Agreement.

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this Current Report on Form 8-K, such as statements regarding collateral management, reflect the company’s current views with respect to future events and performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the company’s forward-looking statements about its collateral management could be affected by unanticipated market events or catastrophic occurrences. The company’s performance is also subject to factors identified in the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ Philip V. Bancroft
Philip V. Bancroft
Chief Financial Officer

DATE: June 17, 2009